                                   EXHIBIT 99


                                          Contact:   David Sklar
                                                     Aames Financial Corporation
                                                     (323) 210-5311
                                                             or
                                                     Jeffrey Lloyd/Steve Hawkins
                                                     Sitrick And Company
                                                     (310) 788-2850


           AAMES FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER RESULTS

    Company Reports Further Progress As It Strives To Return To Profitability Equity Infusion, Financial And Operational Improvements Highlight Quarter

     LOS ANGELES, CALIFORNIA, MAY 17, 1999 - AAMES FINANCIAL CORPORATION (NYSE:
AAM), a leader in subprime home equity lending, today reported a net loss of $(36.0) million, or $(1.16) per share diluted, for the three months ended March 31, 1999, compared to restated net income of $2.0 million, or $0.07 per share diluted, for the three months ended March 31, 1998. Contributing to the loss was $15.1 million in pre-tax operating losses and $37.0 million for a one-time charge related to the Company's servicing advances. The net loss for the nine month period ended March 31, 1999 was $(234) million, or $(7.55) per share diluted, compared to restated net income of $21.1 million, or $0.68 per share diluted, for the nine months ended March 31, 1998. Net income for the nine-month period ended March 31, 1999 included the impact of the $191.6 million valuation adjustment to the Company's interest-only strip recorded in the quarter ended December 31, 1998.

     Commenting on these results, Mani Sadeghi, Aames' chief executive officer, stated, "The results of operations for the quarter ended March 31, 1999 reflect the challenging environment faced by the home equity industry and the actions Aames is taking to position itself for success in the new environment.

     "Specifically, Aames closed on the first tranche of the Capital Z investment, bringing much needed equity capital into the Company. Aames also successfully negotiated new warehouse and working capital facilities and began to rebuild its loan production volumes.

Simultaneously, management is taking steps to reduce costs, streamline operations and build strategic capabilities.

     "Finally, after completing a comprehensive review of its servicing advance and financing methods, the Company is continuing to implement new financial management practices that will facilitate monetizing its servicing advance obligations.

     "These continue to be challenging times for our industry and our Company, but we believe that by being proactive and focussed, Aames will position itself for future success."

Equity Capital and Liquidity

     During the quarter ended March 31, 1999, the Company said it issued 26,704 shares of Series B Convertible Preferred Stock and 50,046 shares of Series C Convertible Preferred Stock to Capital Z Financial Services Fund II, L.P. (and certain investors designated by it) and received in return proceeds of $67.4 million, net of $9.4 million of issuance related expenses under the terms of a stock purchase agreement. Under that agreement, subject to the receipt of stockholder approval of an increase in the Company's authorized common and preferred stock (together with a 1000 to 1 stock split of the preferred stock (the "Recapitalization")), the Company said it intends to make a distribution in the form of a dividend to the common stockholders of the Company of nontransferable subscription rights to purchase up to $25 million of Series C Preferred Stock for $1.00 per share (the "Rights Offering"); and (iii) Capital Z has agreed to purchase any shares of the Series C Preferred Stock which are not purchased by common stockholders in the Rights Offering.

     Certain provisions relating to the stock purchase agreement require the Recapitalization to be completed by June 30, 1999. Each of the Company's warehouse and working capital facilities require the Rights Offering to be completed by June 30,1999.

     The Company had originally anticipated that the Recapitalization and Rights Offering would be completed in the quarter ending June 30, 1999. However, the Company was delayed in making the required filings with the Securities and Exchange Commission. The Company currently expects the Rights Offering to be completed in July or August 1999. The Company intends to request a waiver for this breach from each of the lenders and expects that the waiver will be forthcoming. Capital Z has agreed to extend their deadline to August 16, 1999. Further, the failure to complete the Rights Offering by June 30, 1999, combined with the net loss reported for the quarter ended March 31, 1999 and the net loss that may be reported for the quarter ended June 30, 1999 if the Company does not complete a securitization, may violate other provisions in those credit lines relating to minimum levels of net worth at certain dates. The Company intends to ask the lenders to modify those provisions to avoid a potential default and expects those modifications to be forthcoming. If the waivers or modifications are not obtained, the Company would have to find alternative sources of funds.

Total Revenue

     Total revenue for the three and nine months ended March 31, 1999 was $36.8 million and $(59.8) million, compared to $59.5 million and $194.4 million for the three and nine months ended March 31, 1998, respectively. The nine month period ended March 31, 1999 total revenue includes the $191.6 million in valuation adjustment to the interest-only strip recorded in the three months ended December 31,1998. Excluding this write down, revenue for the nine months ended March 31, 1999 was $126.6 million, a 34.9 percent decrease from 1998's comparable period.

     The Company said that the decline in total revenue for the quarter primarily reflects the Company's reliance on whole loan sales for cash during the quarter, rather than securitization for its loan disposition strategy, and to a lesser extent, reduced loan production.

     Gain on sale for the three months ended March 31, 1999 declined $16.6 million, or 66.8 percent from $24.8 million recorded for the three months ended March 31, 1998. Gain on sale for the three months ended March 31, 1999 reflects the Company's reliance solely on the whole loan market for its disposition strategy. Gain on sale for the nine-month period ended March 31, 1999 decreased by $54.6 million or 59.8 percent, including the $13.5 million hedge loss which was recorded during the six months ended December 31, 1998.

     The Company said that gains associated with whole loan sales for cash are generally lower than those recognized when such loans are securitized. This disparity was exacerbated further during the quarter as substantially all of the whole loan sales were closed under a forward commitment entered into in the prior quarter when whole loan prices were at their lowest level. The commitment, which expires in May 1999, represented a forward commitment to sell $500 million, subsequently amended to $750 million, of loans at whole loan prices that existed during the prior quarter. As of April 30, 1999, the Company had satisfied $674.2 million of this commitment. The Company said that management is evaluating market and other conditions regarding re-entering the securitization market in the June 1999 quarter. No assurance can be given that market conditions will not change or other events will not occur that would preclude or inhibit the Company's ability to complete a securitization in the June 1999 quarter. Completing a securitization in the June quarter would increase the Company's profitability for that quarter.

     TheCompany's loan servicing portfolio at March 31, 1999 increased slightly to $4.05 billion from $4.03 billion at March 31, 1998. At March 31, 1999, the Company's loan servicing portfolio had declined 2.5 percent, or approximately $102 million, from the $4.1 billion reported at June 30, 1998, reflecting the Company's recent reliance on whole loan sales with servicing released. At March 31, 1999, 100 percent of the Company's servicing portfolio was serviced in-house, compared to 95 percent at March 31, 1998. In April 1999 as part of its efforts to reduce the cash burden of its servicing advance obligations, the Company entered into a sub-servicing agreement with a loan servicing company covering two pools consisting of $394.3 million in principal amount of loans at March 31, 1999. Loan Production

     Neil B. Kornswiet, Aames' president, stated, "Further contributing to the decrease in total revenue was a 29.6 percent decrease in total loan production during the quarter to $401.7 million from $570.9 million during the three month ended March 31, 1998, reflecting a combination of the Company's limited warehouse capability in the first half of the quarter, and price and underwriting changes implemented in the second fiscal quarter to permit the Company to access the whole loan market and stay within its liquidity constraints."

     He added, "The Company's core operations, retail and broker, decreased 4.6 percent to $382.5 million for the quarter from $400.8 million for the same quarter in 1998. Retail originations for the quarter were $156.1 million, compared to $165 million for the same period in 1998. Origination volume for the broker network declined to $226.4 million for the quarter, compared to $235.8 million for the quarter ended March 31, 1998. Correspondent purchases were $19.3 million, compared to $170.1 million for the prior year's quarter, reflecting changes implemented by the Company in response to the liquidity constraints and an emphasis on core operation loan origination."

     Mr. Kornswiet said that total loan production for the nine months ended March 31, 1999 declined 1.9 percent to $1.68 billion from $1.7 billion for the nine months ended March 31, 1998. Retail originations increased 27.7 percent for the nine months ended to $582.2 million compared to $455.9 million for the same period a year ago. Origination volume for the broker network reached $866.7 million for the nine months ended March 31, 1999, up 12.4 percent when compared to $771.4 million for the nine months ended March 31, 1998. Correspondent volume decreased 52.7 percent to $228.1 million in the nine-month period from $482.5 million for the comparable period in 1998.

     "Given the very difficult circumstances under which we were operating, I believe that our sales force did an admirable job this past quarter. The combination of a very difficult home equity lending market, combined with the financial constraints which limited our ability to generate loan production, created a situation which could have splintered an organization's sales force. We are more committed than ever to reestablish our leadership position in the subprime lending industry," Mr. Kornswiet added.

Servicing Advance Obligations

     As servicer of the loans it securitizes, the Company is obligated to advance, or "loan," to the trusts delinquent interest. In addition, as servicer, the Company advances to the trusts foreclosure related expenses and certain tax and insurance remittances relating to loans in securitized pools. The Company, as servicer, is then entitled to recover these advances from regular monthly cash flows into the trusts, including monthly payments, pay-offs and liquidation proceeds on the related loan. In addition, the Company, as servicer, is obligated to make additional payments into the trusts that are not recoverable from monthly cash flows. Payments


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

into a trust that are not recovered from monthly cash flows may be recoverable from the trusts' distributions to the Company, as residual certificate holder. After a comprehensive review, the Company determined that its accounts receivables should reflect only those receivables that are recoverable from the trusts' monthly cash flows and wrote down accounts receivable by $37.0 million.

     The Company has been exploring ways in which it could reduce the cash burden of its servicing advance obligations and reduce its reliance on working capital lines. In April 1999, the Company reduced its servicing advance obligations by engaging a loan servicing company to subservice two of the Company's securitization pools and assume the obligations to make all future advances on those two pools. The Company is in the process of completing negotiations with the loan servicing company for the sale of the outstanding servicing advances on those two pools for approximately $13.3 million. The Company is currently in negotiations for arrangements to finance or otherwise monetize its servicing advance obligations. The Company believes that its ability to monetize its advances requires it to change the way it has paid, recovered and recorded advances to the securitization trusts. These changes will require the Company to make a one-time cash deposit to the trusts equal to certain cumulative advances in the amount of $34.0 million. The one-time cash deposit will be paid into the trusts during the quarter ended June 30, 1999. The one-time cash deposit will strain the Company's liquidity until the completion of the Rights Offering, unless an arrangement to monetize the Company's servicing advances can be finalized sooner. After the cash deposits are made, the amount of cash the Company will be obligated to advance into the trusts on a monthly basis will be reduced from historical levels.

     Aames Financial Corporation is a leading home equity lender currently operating 101 retail offices and 44 broker offices nationwide.

     From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated


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

results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.



                                      # # #
                            [Financial Tables Follow]

                           AAMES FINANCIAL CORPORATION
                         QUARTERLY FINANCIAL STATISTICS


                                                    QUARTER ENDED                    NINE MONTHS ENDED
                                                        MARCH                             MARCH
                                             ---------------------------      -------------------------------
                                                 1999           1998               1999             1998
                                             ------------    -----------      -------------     -------------
ORIGINATION VOLUME
  BROKER NETWORK 1                            226,420,000    235,788,000        866,713,000       771,378,000
  RETAIL 2                                    156,059,000    165,018,000        582,173,000       455,856,000
  CORRESPONDENT'                               19,270,000    170,090,000        228,138,000       482,464,000
                                             ------------    -----------      -------------     -------------
  TOTAL                                       401,749,000    570,896,000      1,677,024,000     1,709,698,000
                                             ============    ===========      =============     =============

RETAIL WTD AVG COMMISSION RATE                       5.40%          4.16%              4.31%             4.35%

SERVICING PORTFOLIO 3                                                         4,044,778,000     4,030,900,000

PORTFOLIO SERVICED IN-HOUSE                                                   4,044,778,000     3,829,355,000

LOAN SALES:
  WHOLE LOANS SOLD                            393,914,000    305,000,000        940,138,000       344,790,000
  SECURITIZATIONS                                    -       299,985,000        649,999,000     1,409,263,000
  TOTAL                                       393,914,000    604,985,000      1,590,137,000     1,754,053,000

  SERVICING SPREAD ON SECURITIZATIONS                -              3.91%              3.61%             3.98%

COMPONENTS OF REVENUE 4
GAIN ON SALE OF LOANS                           8,236,000     24,821,000         36,665,000        91,259,000
NET GAIN(LOSS) ON VALUATION OF INTEREST-ONLY
  STRIPS AND MORTGAGE SERVICING RIGHTS               -         3,058,000       (186,451,000)       13,813,000
COMMISSIONS
  RETAIL                                        7,137,000      6,903,000         22,094,000        18,364,000
  BROKER NETWORK                                1,424,000        (15,000)         3,240,000           743,000
  OTHER                                           444,000        627,000          1,417,000         1,424,000
LOAN SERVICING
  SERVICING SPREAD                              5,846,000      6,830,000         14,673,000        18,251,000
  PREPAYMENT FEES                               3,215,000      2,629,000         10,363,000         8,247,000
  LATE CHARGES AND OTHER SERVICING FEES         2,595,000      2,175,000          7,474,000         5,280,000
FEES AND OTHER
  CLOSING                                         109,000        697,000          1,299,000         1,954,000
  APPRAISAL                                       522,000        704,000          2,239,000         1,839,000
  UNDERWRITING                                    443,000        282,000          1,280,000           822,000
  INTEREST INCOME                               6,639,000     10,761,000         25,361,000        31,870,000
  OTHER                                           204,000         66,000            498,000           512,000

                                             ------------    -----------      -------------     -------------
  TOTAL REVENUE                                36,814,000     59,538,000        (59,848,000)      194,378,000
                                             ============    ===========      =============     =============

1 Includes commercial loans

2 1998 includes 125 product, private investor repurchases and broker loans.

3 Includes loan serviced on an interim basis.

4 Revenues for the three and nine months ended March 31, 1998 and nine months ended March 31,1999 have been restated

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)



                                                                  March 31, 1999    June 30,1998
                                                                   -------------    -------------
                                                                                      (Restated)
                                    ASSETS

Cash and cash equivalents                                          $  10,984,000       12,322,000
Loans held for sale, at lower of cost or market                      342,060,000      198,202,000
Accounts receivable                                                   19,656,000       51,072,000
Interest-only strips at estimated fair market value                  324,842,000      490,542,000
Mortgage servicing rights,net                                         23,249,000       32,090,000
Equipment and improvements, net                                       14,464,000       13,939,000
Prepaid and other                                                     12,954,000       17,020,000
Income tax refund receivable                                           9,850,000             --
                                                                   -------------    -------------
     Total assets                                                  $ 758,059,000      815,187,000
                                                                   =============    =============


                LIABILITIES AND STOCKHOLDERS' EQUITY


Borrowings                                                         $ 281,240,000      286,990,000
Revolving warehouse facilities                                       284,387,000      141,012,000
Accounts payable and accrued expenses                                 47,825,000       49,964,000
Income tax payable                                                     8,486,000       33,170,000
                                                                   -------------    -------------
     Total liabilities                                               621,938,000      511,136,000
                                                                   -------------    -------------


Stockholders' equity:
Preferred Stock, par value $.001 per
   share, 1,000,000 shares authorized;
   0 shares outstanding                                                     --               --
Series B Convertible preferred stock, par value $.001 per share,
   100,000 shares authorized ;26,704 and 0  shares outstanding        26,704,000             --
Series C Convertible preferred stock, par value $.001per share,
   100,000 shares authorized; 50,046 and 0 shares outstanding         40,725,000             --
Common Stock, par value $.001 per share
   50,000,000 shares authorized;
   31,015,893 and 30,962,578 shares outstanding                           31,000           31,000
Additional paid-in capital                                           250,096,000      249,851,000
Retained earnings(deficit)                                          (181,435,000)      54,169,000
                                                                   -------------    -------------
     Total stockholders' equity                                      136,121,000      304,051,000
                                                                   -------------    -------------
     Total liabilities and stockholders' equity                    $ 758,059,000      815,187,000
                                                                   =============    =============

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                            Three Months Ended                    Nine Months Ended
                                                       -------------------------------      ------------------------------
                                                         March 31,         March 31,         March 31,         March 31,
                                                           1999              1998              1999              1998
                                                       -------------      ------------      ------------       -----------
                                                                           (Restated)                           (Restated)

   Revenue:
       Gain on sale of loans                           $   8,236,000        24,821,000        36,665,000        91,259,000
       Net gain(loss) on valuation of interest only
         strips and mortgage servicing rights                                3,058,000      (186,451,000)       13,813,000
       Commissions                                         9,005,000         7,515,000        26,751,000        20,531,000
       Loan servicing                                     11,656,000        11,634,000        32,510,000        31,778,000
       Fees and other                                      7,917,000        12,510,000        30,677,000        36,997,000
                                                       -------------      ------------      ------------       -----------
         Total revenue, including valuation adjustment    36,814,000        59,538,000       (59,848,000)      194,378,000
                                                       -------------      ------------      ------------       -----------

   Expenses:
       Compensation                                       21,759,000        24,348,000        65,460,000        70,668,000
       Production                                          9,390,000         9,292,000        30,879,000        22,630,000
       General and administrative                         11,300,000        10,258,000        38,472,000        27,923,000
       Interest                                            9,474,000        11,703,000        31,759,000        32,620,000
       Nonrecurring servicing receivable                  37,044,000              -           37,044,000              -
                                                       -------------      ------------      ------------       -----------
         Total expenses                                   88,967,000        55,601,000       203,614,000       153,841,000
                                                       -------------      ------------      ------------       -----------

   Income (loss) before income taxes                     (52,153,000)        3,937,000      (263,462,000)       40,537,000
   Provision(benefit) for income taxes                   (16,174,000)        1,919,000       (29,582,000)       19,416,000
                                                       -------------      ------------      ------------       -----------
   Net income (loss)                                   $ (35,979,000)        2,018,000      (233,880,000)       21,121,000
                                                       =============      ============      ============       ===========

   Net income(loss) per share:
   Basic                                               $       (1.16)             0.07             (7.55)             0.76
   Diluted                                                     (1.16)             0.07             (7.55)             0.68
   Dividends per share                                          -                 0.03              0.03              0.10

   Weighted average number of shares outstanding:
   Basic                                                  31,006,962        27,898,000        30,997,000        27,827,000
                                                       =============      ============      ============       ===========
   Diluted                                                31,006,962        28,740,000        30,997,000        35,097,000
                                                       =============      ============      ============       ===========